NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact: John W. Conlon
---------------------                            Chief Financial Officer
March 11, 2003                                   (740) 373-3155


              PEOPLES BANCORP INC. ANNOUNCES EARNINGS EXPECTATIONS
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         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples")(NASDAQ: PEBO) today announced that it expects earnings in the first quarter of 2003 to approximate $0.51 per diluted share. Earnings per share are expected to be lower due to net interest margin pressures, slowing economic conditions impacting Peoples' ability to grow loan volume, increasing turnover of investments reinvested at lower yields and a continuing high level of loan refinancing. Earnings per diluted share were $0.59 in the first quarter of 2002, which included $0.06 of nonrecurring gains (net of taxes).
         "The combination of assets repricing downward and locking in longer-term, fixed rate borrowings in this very low rate environment has slowed our ability to grow short term earnings," commented Robert E. Evans, President and CEO. "In addition, we have seen over $20 million of investments mature, be called or be prepaid with reinvestment of those proceeds at lower yields. Improving on our record-setting 2002 results is a big challenge, and margin pressures are not helping matters in the short term."
          Jack Conlon, Chief Financial Officer, commented, "In the first quarter, we anticipate non-interest income growth will be flat compared to the fourth quarter of 2002, as the struggling equity markets continue to hold down fiduciary revenue opportunities and annuity sales and deposit service charges have stabilized. Our asset quality remains strong, and we continue to look at opportunities for controlling current expenses in this slower economy."
         Peoples expects non-interest expense will increase in the first quarter of 2003 by 4% to 5% compared to the fourth quarter of 2002.
         "We are looking at different alternatives in the near-term to reduce funding costs and operating expenses," added Conlon. "Some contractual expenses will be reduced in the second quarter of 2003. In this slower economy, we are looking at every opportunity to control costs without sacrificing our future opportunities."
         Evans continued, "We are now asset sensitive, and continue to position our company for long-term growth and the inevitable increase in interest rates. In 2003, especially with current economic conditions and the very low interest rate environment, we expect earnings to approximate the 2002 results. If interest rates increase, our profitability will likely improve. Until then, we will continue to execute on our strategies and make investments that deliver long-term value to our shareholders. Our long-term earnings per share growth goal remains 10%."
         Peoples expects to release first quarter results of operations on April 15, 2003. A conference call to discuss earnings is currently planned for April 16, 2003.

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         Peoples Bancorp Inc., a diversified financial products and services company with $1.6 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bancorp Inc. shares are traded on The NASDAQ National Market under the symbol "PEBO" and is a member of the Russell 3000 index.

Safe Harbor Statement:
         The statements in this press release which are not historical fact are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment, the effect of banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' SEC filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these statements.

                                 END OF RELEASE